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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISION

                             Washington, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT

                        PURSUANT TO SECTION 13 OR 15(d)
                    OF THE SECURITIES EXCHANGE ACT OF 1934





[GRAPHIC OMITTED]

DATE OF REPORT:                                               February 1, 1999
                                                              ----------------
Date of the earliest event reported)



                             Columbia Capital Corp.

[GRAPHIC OMITTED]

             (Exact name of Registrant as specified in its charter)




Delaware                           001-13749                    11-3210792
(State or other juris-             (Commission                  (I.R.S. Employer
diction of incorporation)          File Number)                 identification
                                     Number)



1157 North 5th Street Abilene, Texas                               79601
(Address of principal executive offices)                         (Zip Code)



                                  915/674-3110
               Registrant's telephone number, including area code



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Item 5.  Other Events


     As previously disclosed, Columbia Capital Corp., through its wholly owned subsidiary First Independent Computers, Inc., (collectively, the "Company"), derives a substantial portion of its revenue by processing certain credit card accounts (the "Accounts") for the Federal Deposit Insurance Corporation ("FDIC"), as Receiver for BestBank of Boulder, Colorado. On July 23, 1998, BestBank was declared insolvent by the Colorado State Banking Commissioner, and the FDIC was appointed Receiver and, as such, continued to operate certain of BestBank's business activities, including its credit card accounts. The Company performs such services pursuant to a contract entered into with BestBank as of October 1, 1997. As of September 30, 1998, the revenues derived by the Company from such services were approximately $ 7,999,968, which constitute approximately 84% of the Company's total gross revenue for the nine months ended September 30, 1998. Both the Receiver and the Company continued to abide by the terms and conditions of the Processing Agreement up through January 29, 1999.

     On November 3, 1998, the FDIC announced a sealed-bid auction for the sale of the Accounts. On December 24, 1998, RRI Credit Corporation ("RRICC"), which is not affiliated with the Company, was awarded the contract to purchase the Accounts from the FDIC. The purchase and sale agreement between RRICC and the FDIC, dated December 24, 1998 ("Amended Purchase and Sale Agreement") called for a one million dollar ($1,000,000) non refundable deposit to be paid by RRICC and set a closing date of January 29, 1999, at which time the transfer of the Accounts was to take place.

     On December 14, 1998, and as amended on January 15, 1999, the Company entered into an initial processing services agreement ("RRICC Processing Agreement") with RRICC for the processing of the Accounts should RRICC's bid be accepted. The term of the RRICC Processing Agreement begins on the date of the closing of the purchase of the Accounts by RRICC, and terminates on the date on which the principal and interest of a certain planned financing in connection with the purchase of the Portfolio have been paid in full. At that time, the parties intend that a second agreement for the processing of the Accounts shall immediately become effective for a term of no less than ten
(10) years and shall provide for fees from the processing of no fewer that three hundred thousand (300,000) credit card accounts at normal and customary rates. In consideration for the initial processing agreement, the Company agreed to and did lend RRICC, on a non-recourse basis unless returned by the FDIC, the principal sum of one million dollars ($1,000,000) at ten percent (10%) per annum, which in turn was paid to the FDIC by RRICC as a non-refundable deposit under the Amended Purchase and Sale Agreement.

     Due to certain circumstances RRICC was unable to meet certain conditions to close the purchase by January 29, 1999, and, as of January 29, 1999, RRICC and FDIC agreed to a second amendment, ("Amendment No. 2"), which extends the closing date to February 22, 1999. The Company agreed that during the extension period it will continue to process the Accounts pursuant to the terms of the Processing Agreement and will forego receipt of fees and reimbursement of expenses, which will have the effect of reducing the Company's anticipated income during the extension period of approximately $ 250,000 per week. If the Amended Purchase and Sale Agreement closes, then the amount of the fees foregone by the Company will be applied toward payment of the purchase price for the Accounts. On or before that time, the Company intends to enter into an arrangement with RRICC whereby the Company recoups the amount foregone. However, no assurance can be given that a satisfactory arrangement will be arrived at. If the Amended Purchase and Sale Agreement does not close, the Company will receive no payment at all for processing services during the extension period, which could have a material adverse effect on the Company's financial condition. In addition, the inability of RRICC to close the Amended Purchase and Sale Agreement may result in the loss of the $1,000,000 non-refundable deposit. Such a loss could result in the Company's subsequent charge-off of the note receivable from RRICC and would have a material adverse effect on the Company's 1998 fourth quarter and year end and the 1999 first quarter results of operations.

     RRICC has advised the Company that if the purchase of the accounts closes, it intends to charge off a significant number of Accounts currently being processed by the Company. This would likely result in a material decline in the monthly credit card processing revenue generated by the Company. This may result in the Company's showing net operating losses until such time as the Company is able to effectively cut its operating costs or generate sufficient additional revenue.

     The parties to the Amended Purchase and Sale Agreement intend to close on or before February 22, 1999. If the Amended Purchase and Sale Agreement does not close at such time, and if the parties have not agreed to extend the time for closing, then the FDIC intends to cease operating the Accounts as an ongoing business and to sell the Accounts to one or more collection companies. The effect of this action would be to eliminate approximately 88% of the Company's monthly revenues from processing. While management of the Company would attempt to replace this lost business, no assurance can be given that it would be able to do so in a timely manner and on terms and conditions satisfactory to the Company, or at all. Management of the Company believes that the Processing Agreement may give the Company rights to certain payments from the FDIC upon such termination, but no assurance can be given that any money will ever be received from the FDIC as a result of such claimed rights. The loss of the revenue from processing the Accounts would have a material adverse effect on the Company's business.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

         Columbia Capital Corp.

Dated:   February 16, 1999                          By: /s/  Chuck LaMontagne
                                                             Chuck LaMontagne
                                                    Executive Vice President and
                                                    Chief Financial Officer